EXHIBIT 99.2

KAR Auction Services, Inc.
Q2 2016 Supplemental Financial Information
August 2, 2016

Second Quarter 2016 Highlights

Summary

•Revenue +17%
•Adjusted EBITDA +16%
•Operating Adjusted EPS +8%

ADESA

•Revenue +26%
•Volume +18%
▪Physical volume +15% (+3% excluding acquisitions)
▪Online only volume +29%
▪Dealer consignment volume +9% (-3% excluding acquisitions)
•Adjusted EBITDA +31% (+21% excluding acquisitions)

IAA

•Revenue +7%
•Volume +6% (+5% excluding acquisitions)
•Adjusted EBITDA +4%

AFC

•Revenue +13%
•Loan transaction units +10%
•Managed receivables of $1.7 billion; +18%
•Adjusted EBITDA +10%

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended June 30, 2016
(Dollars in millions), (Unaudited)	ADESA		IAA	AFC	Corporate	Consolidated

Net income (loss)	$46.2		$25.2	$23.0	$(32.6)	$61.8
Add back:
Income taxes	27.1		15.1	14.0	(18.5)	37.7
Interest expense, net of interest income	—		—	8.2	27.5	35.7
Depreciation and amortization	24.8		21.2	7.9	5.1	59.0
Intercompany interest	11.1		9.5	(8.6)	(12.0)	—
EBITDA	109.2		71.0	44.5	(30.5)	194.2
Intercompany charges	2.2		0.1	—	(2.3)	—
Non-cash stock-based compensation	1.1		0.7	0.5	2.6	4.9
Acquisition related costs	1.3		0.1	0.1	1.8	3.3
Securitization interest	—		—	(6.7)	—	(6.7)
Minority interest	1.0		—	—	—	1.0
Other	0.9	-	(0.5)	—	—	0.4
Total addbacks	6.5		0.4	(6.1)	2.1	2.9
Adjusted EBITDA	$115.7		$71.4	$38.4	$(28.4)	$197.1

	Three Months Ended June 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$32.0	$24.6	$18.7	$(15.8)	$59.5
Add back:
Income taxes	17.5	14.6	11.5	(8.8)	34.8
Interest expense, net of interest income	0.2	—	5.5	16.1	21.8
Depreciation and amortization	21.3	19.4	7.7	3.4	51.8
Intercompany interest	12.6	9.4	(5.2)	(16.8)	—
EBITDA	83.6	68.0	38.2	(21.9)	167.9
Intercompany charges	1.8	0.2	—	(2.0)	—
Non-cash stock-based compensation	1.0	0.3	0.4	1.7	3.4
Acquisition related costs	0.4	—	—	0.6	1.0
Securitization interest	—	—	(4.2)	—	(4.2)
Minority interest	0.5	(0.1)	—	—	0.4
Other	0.8	0.2	0.5	—	1.5
Total addbacks	4.5	0.6	(3.3)	0.3	2.1
Adjusted EBITDA	$88.1	$68.6	$34.9	$(21.6)	$170.0

	Six Months Ended June 30, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$85.5	$50.1	$47.0	$(60.1)	$122.5
Add back:
Income taxes	50.4	30.0	28.6	(34.6)	74.4
Interest expense, net of interest income	0.1	—	16.0	48.3	64.4
Depreciation and amortization	47.3	42.5	15.6	10.0	115.4
Intercompany interest	23.0	18.9	(16.4)	(25.5)	—
EBITDA	206.3	141.5	90.8	(61.9)	376.7
Intercompany charges	5.5	0.3	—	(5.8)	—
Non-cash stock-based compensation	2.3	1.3	0.9	5.9	10.4
Loss on extinguishment of debt	—	—	—	4.0	4.0
Acquisition related costs	2.4	0.1	0.1	3.3	5.9
Securitization interest	—	—	(13.1)	—	(13.1)
Minority interest	1.6	—	—	—	1.6
Other	1.8	(0.7)	—	—	1.1
Total addbacks	13.6	1.0	(12.1)	7.4	9.9
Adjusted EBITDA	$219.9	$142.5	$78.7	$(54.5)	$386.6

	Six Months Ended June 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$54.5	$49.6	$39.7	$(29.8)	$114.0
Add back:
Income taxes	32.4	29.9	24.3	(17.2)	69.4
Interest expense, net of interest income	0.3	—	10.6	31.8	42.7
Depreciation and amortization	41.5	39.0	15.5	6.7	102.7
Intercompany interest	25.4	18.8	(9.5)	(34.7)	—
EBITDA	154.1	137.3	80.6	(43.2)	328.8
Intercompany charges	4.2	0.4	—	(4.6)	—
Non-cash stock-based compensation	1.9	0.5	0.7	3.2	6.3
Acquisition related costs	1.7	0.1	—	1.3	3.1
Securitization interest	—	—	(8.1)	—	(8.1)
Minority interest	0.7	(0.2)	—	—	0.5
Other	2.5	(0.5)	(0.5)	0.1	1.6
Total addbacks	11.0	0.3	(7.9)	—	3.4
Adjusted EBITDA	$165.1	$137.6	$72.7	$(43.2)	$332.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	June 30, 2016

Net income (loss)	$52.3	$48.3	$60.7	$61.8	$223.1
Add back:
Income taxes	29.6	26.9	36.7	37.7	130.9
Interest expense, net of interest income	24.3	23.8	28.7	35.7	112.5
Depreciation and amortization	54.1	56.0	56.4	59.0	225.5
EBITDA	160.3	155.0	182.5	194.2	692.0
Non-cash stock-based compensation	3.5	2.9	5.5	4.9	16.8
Loss on extinguishment of debt	—	—	4.0	—	4.0
Acquisition related costs	0.7	1.0	2.6	3.3	7.6
Securitization interest	(5.1)	(5.5)	(6.4)	(6.7)	(23.7)
Minority interest	(0.2)	(0.9)	0.6	1.0	0.5
(Gain)/Loss on asset sales	1.8	0.3	0.4	0.4	2.9
Severance and retention	0.7	0.9	0.3	0.5	2.4
Other	1.4	0.8	—	(0.5)	1.7
Total addbacks	2.8	(0.5)	7.0	2.9	12.2
Adjusted EBITDA	$163.1	$154.5	$189.5	$197.1	$704.2

Segment Results
Impact of Foreign Currency
The strengthening of the U.S. dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended June 30, 2016, fluctuations in the Canadian exchange rate decreased revenue by $4.3 million, operating profit by $1.6 million, net income by $0.9 million and net income per diluted share by $0.01. For the six months ended June 30, 2016, fluctuations in the Canadian exchange rate decreased revenue by $12.6 million, operating profit by $4.4 million, net income by $2.4 million and net income per diluted share by $0.02.
ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2016	2015	2016	2015
ADESA revenue	$434.1	$345.0	$835.6	$673.0
Cost of services*	242.5	191.8	467.6	378.9
Gross profit*	191.6	153.2	368.0	294.1
Selling, general and administrative	80.6	67.5	157.2	136.0
Depreciation and amortization	24.8	21.3	47.3	41.5
Operating profit	$86.2	$64.4	$163.5	$116.6
* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended June 30, 2016 and 2015
Revenue
Revenue from ADESA increased $89.1 million, or 26%, to $434.1 million for the three months ended June 30, 2016, compared with $345.0 million for the three months ended June 30, 2015. The increase in revenue was primarily a result of an 18% increase in the number of vehicles sold (9% increase excluding acquisitions), as well as a 6% increase in revenue per vehicle sold, which included an increase in revenue of $41.4 million for businesses acquired in the last 12 months and a decrease in revenue of $3.1 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to a 24% increase in institutional volume (17% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 9% increase in dealer consignment units sold (3% decrease excluding acquisitions) for the three months ended June 30, 2016 compared with the three months ended June 30, 2015. Online sales volume for ADESA represented approximately 41% of the total vehicles sold in the second quarter of 2016, compared with approximately 40% in the second quarter of 2015. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which accounted for over half of ADESA's online sales volume. ADESA sold approximately 198,000 and 154,000 vehicles through its online only offerings in the second quarter of 2016 and 2015, respectively, of which approximately 105,000 and 99,000 represented vehicle sales to grounding dealers in the second quarter of 2016 and 2015, respectively. For the three months ended June 30, 2016, dealer consignment vehicles represented approximately 49% of used vehicles sold at ADESA physical auction locations, compared with approximately 51% for the three months ended June 30, 2015. Vehicles sold at physical auction locations increased 15% (3% increase excluding acquisitions) in the second quarter of 2016, compared with the second quarter of 2015. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 59.1% for the three months ended June 30, 2016, compared with 57.7% for the three months ended June 30, 2015.

Total revenue per vehicle sold increased 6% to approximately $579 for the three months ended June 30, 2016, compared with approximately $544 for the three months ended June 30, 2015, and included the impact of a decrease in revenue per vehicle sold of $4 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased $56 or 8%, to $742 for the three months ended June 30, 2016, compared with $686 for the three months ended June 30, 2015. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, partially offset by a decrease in physical auction revenue per vehicle sold of $5 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $24 to $123 for the three months ended June 30, 2016, compared with $99 for the three months ended June 30, 2015. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and an increase in the mix of cars sold in closed sales to non-grounding dealers, partially offset by a decrease in online only auction revenue per vehicle sold of $1 due to fluctuations in the Canadian exchange rate. Excluding vehicles purchased as part of the ADESA Assurance Program, revenue per vehicle would have been $109 and $96 for the three months ended June 30, 2016 and 2015, respectively.
Gross Profit
For the three months ended June 30, 2016, gross profit for ADESA increased $38.4 million, or 25%, to $191.6 million, compared with $153.2 million for the three months ended June 30, 2015. Gross profit for ADESA was 44.1% of revenue for the three months ended June 30, 2016, compared with 44.4% of revenue for the three months ended June 30, 2015. The increase in gross profit for the three months ended June 30, 2016, compared with the three months ended June 30, 2015, was primarily the result of the increase in revenue. The decrease in gross profit percentage was primarily the result of the increase in cost of services, which was attributable to an increase in lower margin ancillary and non-auction services, partially offset by fluctuations in the Canadian exchange rate.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $13.1 million, or 19%, to $80.6 million for the three months ended June 30, 2016, compared with $67.5 million for the three months ended June 30, 2015, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $7.9 million, compensation expense of $1.9 million, incentive-based compensation expense of $1.7 million, benefit-related expenses of $0.8 million and other miscellaneous expenses aggregating $2.1 million, offset by a decrease in marketing expenses of $0.8 million and fluctuations in the Canadian exchange rate of $0.5 million.

Overview of ADESA Results for the Six Months Ended June 30, 2016 and 2015
Revenue
Revenue from ADESA increased $162.6 million, or 24%, to $835.6 million for the six months ended June 30, 2016, compared with $673.0 million for the six months ended June 30, 2015. The increase in revenue was primarily a result of an 18% increase in the number of vehicles sold (13% increase excluding acquisitions), as well as a 6% increase in revenue per vehicle sold, which included an increase in revenue of $58.1 million for businesses acquired in the last 12 months and a decrease in revenue of $9.1 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to a 23% increase in institutional volume (19% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 9% increase in dealer consignment units sold (2% increase excluding acquisitions) for the six months ended June 30, 2016 compared with the six months ended June 30, 2015. Online sales volume for ADESA represented approximately 41% of the total vehicles sold in the first six months of 2016, compared with approximately 40% in the first six months of 2015. Upstream and midstream selling represent online only sales, which accounted for over half of ADESA's online sales volume. ADESA sold approximately 386,000 and 294,000 vehicles through its online only offerings in the first six months of 2016 and 2015, respectively, of which approximately 197,000 and 183,000 represented vehicle sales to grounding dealers in the first six months of 2016 and 2015, respectively. For the six months ended June 30, 2016, dealer consignment vehicles represented approximately 48% of used vehicles sold at ADESA physical auction locations, compared with approximately 49% for the six months ended June 30, 2015. Vehicles sold at physical auction locations increased 13% (6% increase excluding acquisitions) in the first six months of 2016, compared with the first six months of 2015. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 60.0% for the six months ended June 30, 2016, compared with 60.1% for the six months ended June 30, 2015.

Total revenue per vehicle sold increased 6% to approximately $575 for the six months ended June 30, 2016, compared with approximately $545 for the six months ended June 30, 2015, and included the impact of a decrease in revenue per vehicle sold of $6 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased $56 or 8%, to $740 for the six months ended June 30, 2016, compared with $684 for the six months ended June 30, 2015. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from certain businesses acquired, partially offset by a decrease in physical auction revenue per vehicle sold of $8 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $17 to $120 for the six months ended June 30, 2016, compared with $103 for the six months ended June 30, 2015. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and an increase in the mix of cars sold in closed sales to non-grounding dealers, partially offset by a decrease in online only auction revenue per vehicle sold of $1 due to fluctuations in the Canadian exchange rate. Excluding vehicles purchased as part of the ADESA Assurance Program, revenue per vehicle would have been $109 and $100 for the six months ended June 30, 2016 and 2015, respectively.
Gross Profit
For the six months ended June 30, 2016, gross profit for ADESA increased $73.9 million, or 25%, to $368.0 million, compared with $294.1 million for the six months ended June 30, 2015. Gross profit for ADESA was 44.0% of revenue for the six months ended June 30, 2016, compared with 43.7% of revenue for the six months ended June 30, 2015. The increase in gross profit percentage for the six months ended June 30, 2016, compared with the six months ended June 30, 2015, was primarily the result of the 24% increase in revenue. The increase in cost of services was primarily attributable to the increase in volume and an increase in lower margin ancillary and non-auction services, partially offset by fluctuations in the Canadian exchange rate.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $21.2 million, or 16%, to $157.2 million for the six months ended June 30, 2016, compared with $136.0 million for the six months ended June 30, 2015, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $10.7 million, compensation expense of $5.2 million, incentive-based compensation expense of $3.3 million, supply expenses of $1.1 million, benefit-related expenses of $1.0 million and other miscellaneous expenses aggregating $2.5 million, offset by fluctuations in the Canadian exchange rate of $1.6 million and a decrease in marketing expenses of $1.0 million.
IAA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2016	2015	2016	2015
IAA revenue	$264.8	$248.6	$534.4	$486.6
Cost of services*	167.3	155.1	340.8	301.7
Gross profit*	97.5	93.5	193.6	184.9
Selling, general and administrative	26.5	24.9	52.2	47.0
Depreciation and amortization	21.2	19.4	42.5	39.0
Operating profit	$49.8	$49.2	$98.9	$98.9
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended June 30, 2016 and 2015
Revenue
Revenue from IAA increased $16.2 million, or 7%, to $264.8 million for the three months ended June 30, 2016, compared with $248.6 million for the three months ended June 30, 2015. The increase in revenue was a result of an increase in vehicles sold of approximately 6% (5% increase excluding HBC) and an increase in revenue per vehicle sold of 1% for the three months ended June 30, 2016, which included an increase in revenue of $9.1 million from HBC (HBC was acquired in June 2015) and a decrease in revenue of $1.0 million due to fluctuations in the Canadian exchange rate. IAA's same-store total loss vehicle inventory increased approximately 11% at June 30, 2016, as compared to June 30, 2015. Vehicles sold under purchase agreements were approximately 6% (5% excluding HBC) and 7% of total salvage vehicles sold for the three months ended June 30, 2016 and 2015, respectively. Online sales volumes for IAA for the three months ended June 30, 2016 and 2015 represented over half of the total vehicles sold by IAA.
Gross Profit
For the three months ended June 30, 2016, gross profit at IAA increased to $97.5 million, or 36.8% of revenue, compared with $93.5 million, or 37.6% of revenue, for the three months ended June 30, 2015. The increase in gross profit was mainly attributable to a 7% increase in revenue, partially offset by an 8% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. For the three months ended June 30, 2016, HBC had revenue of approximately $13.4 million and cost of services of approximately $12.4 million, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 1.6% decrease in IAA's gross profit margin percentage for the three months ended June 30, 2016. However, IAA experienced a decrease in purchased vehicles, which had an offsetting favorable impact on gross profit percentage for the quarter ended June 30, 2016.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $1.6 million, or 6%, to $26.5 million for the three months ended June 30, 2016, compared with $24.9 million for the three months ended June 30, 2015. The increase in selling, general and administrative expenses was primarily attributable to an increase in expenses at HBC of $0.6 million, increases in bad debt expense of $0.6 million, employee education and training of $0.6 million and other miscellaneous expenses aggregating $0.3 million, offset by a decrease in professional fees of $0.5 million.

Overview of IAA Results for the Six Months Ended June 30, 2016 and 2015
Revenue
Revenue from IAA increased $47.8 million, or 10%, to $534.4 million for the six months ended June 30, 2016, compared with $486.6 million for the six months ended June 30, 2015. The increase in revenue was a result of an increase in vehicles sold of approximately 10% (8% increase excluding HBC) for the six months ended June 30, 2016, which included an increase in revenue of $23.0 million from HBC (HBC was acquired in June 2015) and a decrease in revenue of $2.9 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was consistent year over year. Vehicles sold under purchase agreements were approximately 6% (5% excluding HBC) and 7% of total salvage vehicles sold for the six months ended June 30, 2016 and 2015, respectively. Online sales volumes for IAA for the six months ended June 30, 2016 and 2015 represented over half of the total vehicles sold by IAA.
Gross Profit
For the six months ended June 30, 2016, gross profit at IAA increased to $193.6 million, or 36.2% of revenue, compared with $184.9 million, or 38.0% of revenue, for the six months ended June 30, 2015. The increase in gross profit was mainly attributable to a 10% increase in revenue, partially offset by a 13% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. For the six months ended June 30, 2016, HBC had revenue of approximately $27.3 million and cost of services of approximately $24.9 million, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 1.2% decrease in IAA's gross profit margin percentage for the six months ended June 30, 2016.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $5.2 million, or 11%, to $52.2 million for the six months ended June 30, 2016, compared with $47.0 million for the six months ended June 30, 2015. The increase in selling, general and administrative expenses was primarily attributable to an increase in expenses at HBC of $1.5 million, increases in bad debt expense of $0.9 million, stock-based compensation expense of $0.7 million, telecom costs of $0.5 million, employee related expenses of $0.5 million, benefit-related expenses of $0.4 million and other miscellaneous expenses aggregating $1.8 million, offset by decreases in professional fees of $0.7 million and travel expenses of $0.4 million.

AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2016	2015	2016	2015
AFC revenue	$72.9	$64.7	$146.8	$131.1
Cost of services*	21.1	19.6	41.2	38.0
Gross profit*	51.8	45.1	105.6	93.1
Selling, general and administrative	7.3	6.9	14.8	14.0
Depreciation and amortization	7.9	7.7	15.6	15.5
Operating profit	$36.6	$30.5	$75.2	$63.6

Loan transactions	421,527	381,675	875,077	793,357
Revenue per loan transaction, excluding “Other service revenue”	$154	$151	$150	$148
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended June 30, 2016 and 2015
Revenue
For the three months ended June 30, 2016, AFC revenue increased $8.2 million, or 13%, to $72.9 million, compared with $64.7 million for the three months ended June 30, 2015. The increase in revenue was the result of a 10% increase in loan transactions and an increase of 16% in "Other service revenue" generated by PWI. The increase in revenue and revenue per loan transaction included the impact of a decrease in revenue of $0.2 million, or $1 per loan transaction, due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,738.6 million at June 30, 2016 from $1,476.9 million at June 30, 2015.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $3, or 2%, primarily as a result of increases in average loan values and average portfolio duration, partially offset by a decrease in interest yield, an increase in the provision for credit losses and fluctuations in the Canadian exchange rate. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the three months ended June 30, 2016, gross profit for the AFC segment increased $6.7 million, or 15%, to $51.8 million, or 71.1% of revenue, compared with $45.1 million, or 69.7% of revenue, for the three months ended June 30, 2015, primarily as a result of a 13% increase in revenue, partially offset by an 8% increase in cost of services. The floorplan lending business gross profit margin percentage increased from 76.7% to 77.7% as a result of higher revenue per loan transaction. The gross profit margin percentage in the warranty service contract business also improved.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.4 million, or 6%, to $7.3 million for the three months ended June 30, 2016, compared with $6.9 million for the three months ended June 30, 2015. The increase was primarily attributable to increases in stock-based compensation expense, travel expenses and other miscellaneous expenses, partially offset by a decrease in selling, general and administrative expenses at PWI.

Overview of AFC Results for the Six Months Ended June 30, 2016 and 2015
Revenue
For the six months ended June 30, 2016, AFC revenue increased $15.7 million, or 12%, to $146.8 million, compared with $131.1 million for the six months ended June 30, 2015. The increase in revenue was the result of a 10% increase in loan transactions and an increase of 15% in "Other service revenue" generated by PWI. The increase in revenue and revenue per loan transaction included the impact of a decrease in revenue of $0.6 million, or $1 per loan transaction, due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,738.6 million at June 30, 2016 from $1,476.9 million at June 30, 2015.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $2, or 1%, primarily as a result of increases in average loan values and average portfolio duration, partially offset by an increase in the provision for credit losses and fluctuations in the Canadian exchange rate. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the six months ended June 30, 2016, gross profit for the AFC segment increased $12.5 million, or 13%, to $105.6 million, or 71.9% of revenue, compared with $93.1 million, or 71.0% of revenue, for the six months ended June 30, 2015, primarily as a result of a 12% increase in revenue, partially offset by an 8% increase in cost of services. The floorplan lending business gross profit margin percentage increased from 77.6% to 78.6% as a result of higher revenue per loan transaction. The gross profit margin percentage in the warranty service contract business also improved.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.8 million, or 6%, to $14.8 million for the six months ended June 30, 2016, compared with $14.0 million for the six months ended June 30, 2015. The increase was primarily attributable to increases in stock-based compensation expense, information technology costs and other miscellaneous expenses, partially offset by a decrease in selling, general and administrative costs at PWI.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	June 30, 2016	December 31, 2015	June 30, 2015
Cash and cash equivalents	$314.7	$155.0	$204.8
Restricted cash	15.0	16.2	16.4
Working capital	636.0	232.2	420.2
Amounts available under credit facility*	300.0	110.0	250.0
Cash flow from operations for the six months ended	158.9		200.5

*KAR Auction Services, Inc. has a $300 million revolving line of credit as part of the company’s Credit Agreement. There were related outstanding letters of credit totaling approximately $29.7 million, $28.0 million and $28.6 million at June 30, 2016, December 31, 2015 and June 30, 2015, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the six months ended June 30, 2016, the Company used cash of $75.5 million to purchase property, plant, equipment and computer software.
Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2016	2015
Net cash provided by (used by):
Operating activities	$158.9	$200.5
Investing activities	(531.1)	(296.8)
Financing activities	526.4	155.4
Effect of exchange rate on cash	5.5	(7.2)
Net increase in cash and cash equivalents	$159.7	$51.9
Cash flow from operating activities was $158.9 million for the six months ended June 30, 2016, compared with $200.5 million for the six months ended June 30, 2015. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, partially offset by a net increase in non-cash adjustments to net income and increased profitability.

Net cash used by investing activities was $531.1 million for the six months ended June 30, 2016, compared with $296.8 million for the six months ended June 30, 2015. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $238.2; and

•	an increase in capital expenditures of approximately $11.3 million;
partially offset by:

•	a decrease in the additional finance receivables held for investment of approximately $14.7 million.
Net cash provided by financing activities was $526.4 million for the six months ended June 30, 2016, compared with $155.4 million for the six months ended June 30, 2015. The increase in net cash from financing activities was primarily attributable to:

•	the debt refinancing and payment activities in the first quarter of 2016, for which the Company received approximately $558.9 million of cash after the repayment and rollover of debt; and

•	a $22.1 million decrease in cash used for the repurchase and retirement of common stock;
partially offset by:

•	a decrease in the additional obligations collateralized by finance receivables of approximately $200.1 million; and

•	an increase in payments for debt issuance costs of $8.7 million.

Acquisitions

The aggregate purchase price for the businesses acquired in the first six months of 2016, net of cash acquired, was approximately $354.6 million, which included estimated contingent payments with a fair value of $1.3 million. The maximum amount of undiscounted contingent payments related to these acquisitions could approximate $1.5 million. The purchase price for the acquired businesses was allocated to acquired assets and liabilities based upon fair values, including $116.8 million to intangible assets, representing the fair value of acquired customer relationships of $109.7 million, software of $5.1 million, tradenames of $1.8 million and non-competes of $0.2 million, which are being amortized over their expected useful lives. The purchase accounting associated with these acquisitions is preliminary, subject to determination of working capital adjustments and a final valuation of intangibles. The Company does not expect adjustments to the purchase accounting will be material. The acquisitions resulted in aggregate goodwill of $214.5 million. The goodwill is recorded in the ADESA Auctions and AFC reportable segments. The financial impact of these acquisitions, including pro forma financial results, was immaterial to the Company’s consolidated results for the six months ended June 30, 2016.

Non-GAAP Financial Measures
The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA, free cash flow and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.
Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.